SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the Securities and
                              Exchange Act of 1934


                         Date of Report: March 19, 2001


                        Aladdin Oil Corporation/Buffalo V
              ----------------------------------------------------
                    (Exact name of registrant as specified in
                                  its charter)


        Colorado                      NONE                      86-0868911
 ---------------------------     ---------------          ---------------------
(State or other jurisdiction    (Commission File              (IRS  Employer
     of incorporation)              Number)               Identification Number)


                     11911 San Vincente Blvd., Ste 351, Los
                           Angeles, California 90049
 ------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (310) 806-0080

Item 5.  Other Events.
-------------------------------

Aladdin Oil Corporation has been informed by its corporate counsel of certain issues, which he believes must be investigated, evaluated and disclosed expeditiously. Counsel has also informed Aladdin Oil Corporation that a thorough investigation may reveal other issues, which require similar investigation, evaluation and disclosure. Furthermore, counsel has advised Aladdin Oil Corporation that based upon this further investigation and evaluation, the company may have the obligation to seek legal redress against certain individuals for, and on behalf of, Aladdin Oil Corporation and it's shareholders.

The issues which counsel brought to Aladdin Oil Corporation's attention include:

     1. A possible usurious transaction entered into between an Aladdin Oil Corporation shareholder an Aladdin Oil Corporation predecessor in interest.
          a. According to the terms of this transaction, this shareholder loaned Aladdin Oil Corporation a sum of money at an annual interest rate which was equal to more than 200%. As a consequence of this transaction, 1,000,000 shares of the Company's common stock changed hands, when Aladdin Oil Corporation was forced to default.

     2. A transaction in which Aladdin Oil Corporation and certain of their shareholders engaged in a joint investment to obtain oil and gas properties.
          a. When this investment did not to come to fruition, the shareholders insisted that Aladdin Oil Corporation reimburse them for their investment. (This group of shareholders' principal representative is the same individual who made the loan discussed in issue number 1, above.)

The issue our legal counsel is concerned with is the conversion of an investment by certain Aladdin Oil Corporation shareholders into a loan, which was repaid by Aladdin. Counsel's letter recites that he is unaware of the precise amount of the reimbursement ultimately made to the shareholders by Aladdin Oil Corporation.

Aladdin Oil Corporation's counsel also is of the opinion that this transaction may be a significant factor in the failure of Aladdin Oil Corporation to obtain audited financial statements for the fiscal year 1999 resulting in Aladdin Oil Corporation's subsequent delisting from the NASDAQ OTCBB. It has also hampered Aladdin Oil Corporation ability to hold a shareholder meeting within a proper time period, and proceed with daily business.

The preliminary conclusion by Aladdin Oil Corporation's corporate counsel is that this use of Company funds was improper, and made without consideration to Aladdin Oil Corporation, to the extent that such reimbursement occurred, it deprived the other shareholders and the Company of funds, which belonged to them.

          3. A transaction in which the same individual involved in transactions 1 and 2, together with a shareholder involved in transaction number 2, provided Aladdin Oil Corporation with $500,000.
               a. Aladdin Oil Corporation netted approximately $251,410 of the gross proceeds. The shareholders contributing the $500,000, received the following agreed upon consideration:
                    I. Each investor received 250,000 shares of Aladdin Oil Corporation Class C Preferred stock of the Company carrying a pre-paid interest of 20% (total $100,000), which would convert at the end of 1 year into 1,000,000 shares of Aladdin's common "free trading" stock for each investor.
                    II. The three shareholders involved in the failed investment (transaction number 2), would receive payments totaling approximately $133,598 including a additional "return" of 10% to each investor.
                    III. One of the shareholders received $15,000 as commission, related to the purchase and exercising of Aladdin Oil convertible debentures.

The net effect of transaction number 3 is that the individual shareholders involved in transaction number 2 were "cashed out," with a payment which included a receipt of a return on their failed investment. These funds may have been improperly expended by Aladdin Oil Corporation in furtherance of transaction number 2, and the shareholders involved in transaction number 3 may have received an additional consideration (in that they received additional shares of the Company's stock) for cashing themselves out of transaction number 2.

Counsel has further advised Aladdin Oil Corporation that aside from any single transaction, Aladdin needs to concern itself regarding a continuing course of conduct between the Company and the shareholders referred to in the transactions [1,2 & 3] above. In this regard, counsel has advised Aladdin Oil Corporation that the shareholders referred to in transactions 2 and 3, during the time of transactions 2 and 3, may have owned outright or maintained beneficial control of approximately 30% of the Company's outstanding common shares.

Based upon the foregoing, Aladdin Oil Corporation's Board of Directors has decided to accept counsel's recommendations and has instructed counsel to complete his investigation of the above listed transactions, including the employment of accountants and other lawyers as counsel may deem necessary, and to report back to Aladdin Oil Corporation his findings and recommendations, including the advisability to instituting of legal action.

Aladdin Oil Corporation has also instructed counsel to advise it of such corrective state and federal securities filings that the Company may be required to make in connection with counsel's recommendations.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 19, 2001                   ALADDIN OIL CORPORATION


                                        By:  /s/ Meghan Robins
                                             -----------------------------------
                                                 Meghan Robins
                                                 President